NORTH TRACK FUNDS, INC.

                               CHANGE IN AUDITORS

On June 26, 2002, based on the recommendation of the Audit Committee of the North Track Board of Directors, the Board selected Deloitte & Touche LLP ("D&T") as independent auditors for the Funds (other than the Wisconsin Tax-Exempt and Cash Reserve Funds) for the fiscal year ending October 31, 2002 and for the Wisconsin Tax-Exempt and Cash Reserve Funds for the fiscal year ending December 31, 2002. D&T replaces Arthur Andersen LLP ("AA"), which served as the Funds' independent auditors for the fiscal years ended October 31, 2001, December 31, 2001 and prior years. The change from AA to D&T was made as a result of AA's withdrawal from the public accounting business. During the past two fiscal years, there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, and none of AA's reports on the Funds' financial statements contained an adverse opinion, a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.